EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

(as of December 31, 2014)

Name	Jurisdiction of Organization

Huron Consulting Group Holdings LLC	Delaware

Huron (UK) Limited	England and Wales

Huron Consulting South East Asia PTE. LTD.	Singapore

Huron Middle East LLC	United Arab Emirates—Dubai

Huron Saudi Limited	Saudi Arabia

Huron Consulting Services LLC	Delaware

Huron Management Services LLC	Delaware

Huron Demand LLC	Delaware

Conseillers Huron Canada Limitée	Canada and Quebec

Huron Technologies Inc.	Delaware

Huron Legal (UK) Limited	England and Wales

Huron India Private Limited	India

Huron Consulting Deutschland GmbH	Germany—Frankfurt

Huron Consulting Switzerland GmbH	Switzerland

Huron Legal Technologies (UK) Limited	England and Wales

LegalSource LLC	Delaware

Huron Transaction Advisory LLC	Delaware